Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Caroline Gentile
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4883
(441) 297-9513

AXIS CAPITAL ANNOUNCES ANDREW COOK, CFO, TO LEAVE COMPANY

Pembroke, Bermuda, December 12, 2005 — AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE:  AXS) today announced that its Chief Financial Officer, Andrew Cook, will step down, effective April 1, 2006, for personal reasons.  The Company has commenced an executive search for his replacement.

John Charman, Chief Executive Officer and President of AXIS Capital, stated:  “As our Chief Financial Officer since our founding, Andrew has been instrumental in advancing our financial reporting practices, directing our activities in the capital markets and developing our relationships with both the investment community and the rating agencies.  Andrew has played a major part in the evolution of AXIS as a leading global insurance and reinsurance company. We are pleased that Andrew will be staying on to ensure a smooth transition in this position.”

Andrew Cook stated:  “It has been a tremendous experience to have been a part of AXIS from its inception.  With our most recent capital raising activities, I believe that I will be leaving AXIS in a position of continued financial strength.  The past couple of years have been difficult for me on a personal basis, and I look forward to being able to spend more time with my family.”

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2005 in excess of $2.8 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by

Standard & Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

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